Exhibit 99.2

n e w s r e l e a s e	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery

Humana Investor Relations

(502) 580-3644

e-mail: Rnethery@humana.com

Tom Noland

Humana Corporate Communications

(502) 580-3674

e-mail: Tnoland@humana.com

Humana Reports Detailed First Quarter Financial Results;

Reaffirms Recent Full-year 2017 EPS Guidance Increase

•	1Q17 earnings per diluted common share (EPS) of $7.49 on a GAAP basis, $2.75 Adjusted EPS

•	Reaffirmed recent guidance raise for full-year 2017 EPS guidance of at least $16.91 GAAP, at least $11.10 Adjusted

•	Early metrics indicate strong start to 2017

LOUISVILLE, KY (May 3, 2017) – Humana Inc. (NYSE: HUM) today reported pretax results and reaffirmed its previously announced results per diluted common share for the quarter ended March 31, 2017 (1Q17) versus the quarter ended March 31, 2016 (1Q16) as follows:

Consolidated pretax income	1Q17 (a)	1Q16 (b)
In millions
Generally Accepted Accounting Principles (GAAP)	$1,689	$500
Net (gain) expenses associated with the terminated merger agreement (for 1Q17, primarily the break-up fee)	(947)	34
Amortization associated with identifiable intangibles	18	21
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	54	—
Operating (income) losses associated with the Individual Commercial business	(63)	12
Adjusted (non-GAAP) – 1Q16 as recast	$751	$567

Diluted earnings per common share (EPS)	1Q17 (a)	1Q16 (b)
GAAP	$7.49	$1.68
Net (gain) expenses associated with the terminated merger agreement (for 1Q17, primarily the break-up fee)	(4.26)	0.21
Amortization associated with identifiable intangibles	0.08	0.09
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact	(0.52)	—
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	0.23	—
Operating (income) losses associated with the Individual Commercial business	(0.27)	0.09
Adjusted (non-GAAP) – 1Q16 as recast	$2.75	$2.07

The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated.

“Our first quarter results strongly reinforce Humana’s strength as an independent company,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “We believe that concentrating on what we do best – helping seniors with chronic conditions – solidly positions us to drive multi-year quality Medicare Advantage growth, while leveraging our Healthcare Services businesses to reduce costs and improve the clinical outcomes of this membership. Through integrating our health plans and Healthcare Services businesses more deeply and investing in clinical capabilities and physician partnerships, we’ve made great progress in measurably improving outcomes and reducing costs, while improving the member experience.”

The GAAP consolidated pretax income for 1Q17 of $1.69 billion rose $1.19 billion compared to GAAP consolidated pretax income of $500 million in 1Q16 primarily due to the net gain associated with the terminated merger agreement, mainly the break-up fee, and higher Retail segment earnings year over year.

The Adjusted consolidated pretax income for 1Q17 of $751 million rose $184 million, or 32 percent, versus $567 million in 1Q16 primarily reflecting the same factors impacting the GAAP comparison, while excluding the impact of the items detailed in the consolidated pretax income table above.

Further discussions of each segment’s financial results are included in the segment highlights below.

The year-over-year changes in GAAP EPS for 1Q17 reflected the same factors impacting the GAAP consolidated pretax income comparisons year over year as well as the beneficial effect of the lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the health insurance industry fee. The year-over-year changes in Adjusted EPS for 1Q17 reflected the same factors impacting the Adjusted consolidated pretax income comparisons year over year. In addition, year-over-year comparisons of both GAAP and Adjusted EPS are favorably impacted by a lower number of shares used to compute EPS, primarily reflecting share repurchases in 1Q17, including a previously announced accelerated stock repurchase program.

“As shown by our guidance raise last week, 2017 is off to a strong start,” said Brian A. Kane, Senior Vice President and Chief Financial Officer. “All of the company’s businesses performed well in the first quarter and early indicators are positive relative to management’s initial expectations around medical utilization.”

2017 Earnings Guidance

Humana today reaffirmed its recently raised GAAP and Adjusted EPS guidance for the year ending December 31, 2017 (FY17). Additional FY17 guidance points are included in the table beginning on page 20 of this earnings press release.

A reconciliation of GAAP to Adjusted EPS for the company’s FY17 projections as well as comparable numbers for the year ended December 31, 2016 (FY16) is shown below:

Diluted earnings per common share	FY17 Guidance (c)	FY16(d)
GAAP	At least $16.91	$ 4.07
Net (gain) expenses associated with the terminated merger agreement (for FY17, primarily the break-up fee)	(4.36)	0.64
Amortization of identifiable intangibles	0.31	0.32
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact	(2.15)	—
Reserve strengthening for the company’s non-strategic closed block of long-term care insurance business (e)	—	2.11
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	0.24	—
Operating losses associated with the Individual Commercial business given the company’s exit on January 1, 2018 as previously disclosed	0.15	3.78
Adjusted (non-GAAP) – FY17 projected; FY16 as recast	At least $11.10	$10.92

Humana Consolidated Highlights

Consolidated revenues

Consolidated revenues	1Q17 (a)	1Q16 (b)
(in millions)
GAAP	$13,762	$13,800
Revenues associated with Individual Commercial business	(284)	(895)
Adjusted (non-GAAP) – 1Q16 as recast	$13,478	$12,905

GAAP consolidated revenues for 1Q17 were $13.76 billion, a decrease of $38 million, or less than 1 percent, from $13.80 billion in 1Q16. The year-over-year decrease primarily reflected lower Individual Commercial segment premiums, partially offset by higher Retail segment revenues primarily resulting from the company’s Medicare business.

Adjusted consolidated revenues for 1Q17 of $13.48 billion compare to Adjusted consolidated revenues for 1Q16 of $12.91 billion, an increase of $573 million, or 4 percent, reflecting higher Retail segment revenues associated with the company’s Medicare business, while excluding the impact of revenues associated the company’s Individual Commercial business.

Consolidated benefits expense

Consolidated benefit ratio	1Q17 (a)	1Q16 (b)
(benefits expense as a percent of premiums)
GAAP	84.5%	84.8%
Benefit ratio impact associated with the Individual Commercial business	0.7%	0.2%
Adjusted (non-GAAP)	85.2%	85.0%

The 1Q17 GAAP consolidated benefit ratio of 84.5 percent decreased 30 basis points from 84.8 percent for 1Q16 primarily reflecting planned exits from certain Medicare Advantage markets that carried a higher benefit ratio than other markets, the impact of the Individual Commercial business, and the seasonal impact of leap day in 1Q16 versus none in 1Q17. The company’s Individual Commercial business results reflect planned exits from certain markets that carried a higher benefit ratio than other markets, per-member premium increases, and the effect of the FY16 premium deficiency reserve (PDR) recognized in the fourth quarter of 2015. These improvements were partially offset by expected lower prior period medical claims development (Prior Period Development), margin compression associated with the competitive environment in the group Medicare Advantage business, and the impact of the suspension of the health insurance industry fee in 2017 which was contemplated in the pricing and benefit design of the company’s products.

The 1Q17 Adjusted consolidated benefit ratio of 85.2 percent increased 20 basis points from the 1Q16 Adjusted consolidated benefit ratio of 85.0 percent. The year-over-year increase primarily reflects lower Prior Period Development, margin compression associated with the competitive environment in the group Medicare Advantage business, and the impact of the suspension of the health insurance industry fee in 2017 which was contemplated in the pricing and benefit design of the company’s products, partially offset by planned exits from certain Medicare Advantage markets that carried a higher benefit ratio than other markets and the seasonal impact of leap day in 1Q16 versus none in 1Q17.

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	First Quarter
	Individual Commercial segment	All Other	Total
Prior Period Development from prior years recognized in 1Q17	$6	$225	$231
Prior Period Development from prior years recognized in 1Q16	$80	$260	$340

Prior Period Development for 1Q17 and 1Q16 is shown above and decreased the GAAP consolidated benefit ratio by 170 basis points in 1Q17 and by 250 basis points in 1Q16, reflecting a lower level of favorable development in the Retail and Group and Specialty segments, as expected.

Consolidated operating expenses

Consolidated operating cost ratio	1Q17 (a)	1Q16 (b)
(operating costs as a percent of total revenues less investment income)
GAAP	11.4%	12.7%
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	(0.4%)	—
Operating cost ratio impact associated with the Individual Commercial business	(0.3%)	(0.5%)
Adjusted (non-GAAP)	10.7%	12.2%

During 1Q17, the company reclassified prior year transaction and integration costs associated with the terminated merger agreement from operating costs to a separate line titled “merger termination fees and related costs, net” on its consolidated statements of income to conform to the current year presentation. Accordingly, merger termination fees and related costs are no longer in the operating cost ratio calculation.

The 1Q17 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 11.4 percent decreased 130 basis points from 12.7 percent in 1Q16 primarily reflecting the temporary suspension of the health insurance industry fee for 2017, partially offset by guaranty fund assessment expense recognized in 1Q17 to support the policyholder obligations of an unaffiliated long-term care insurance company. The non-deductible health insurance industry fee increased the consolidated GAAP operating cost ratio by approximately 170 basis points in 1Q16.

The 1Q17 Adjusted consolidated operating cost ratio of 10.7 percent decreased 150 basis points from the 1Q16 Adjusted consolidated operating cost ratio of 12.2 percent primarily driven by the same factors impacting the change in the GAAP consolidated operating cost ratio, while excluding the impact of the items detailed in the consolidated operating cost ratio table above.

Balance sheet

Cash, cash equivalents and investment securities

•	At March 31, 2017, the company had cash, cash equivalents, and investment securities of $19.05 billion, up $5.38 billion, or 39 percent, from $13.68 billion at December 31, 2016, primarily reflecting the early receipt of the April 2017 Medicare premium remittance of $3.07 billion in March 2017 because the scheduled payment date of April 1, 2017 fell on a weekend. Similarly, the increase reflects $1.72 billion in net receipts from the Centers for Medicare and Medicaid Services (CMS) associated with Medicare Part D claim subsidies for which the company does not assume risk, also driven, in part, by the early receipt of the April payment from CMS. In addition, the increase includes $947 million for the receipt of the merger termination fee net of related expenses, and net proceeds of $991 million associated with the issuance of senior notes in March 2017 discussed below. These items were partially offset by the payment of $1.50 billion for the company’s accelerated share repurchase program in March 2017 also discussed below.

•	At March 31, 2017, cash and short-term investments held at the parent company of $1.71 billion decreased $297 million, or 15 percent, from $2.01 billion at December 31, 2016, primarily reflecting payment of $1.50 billion for the company’s accelerated share repurchase program in March 2017 and a capital contribution of $535 million to the company’s long-term care subsidiary following the fourth quarter of 2016 reserve strengthening for this non-strategic closed block previously disclosed. These decreases were offset by the receipt of the merger termination fee net of related expenses and net proceeds associated with the issuance of senior notes in March 2017. Parent company cash and short-term investments included $470 million associated with outstanding commercial paper at March 31, 2017 and $300 million at December 31, 2016.

Premium stabilization programs (3Rs) receivables

•	At March 31, 2017, net receivables of $394 million were associated with the 3Rs with detail of the net receivables (payables) for the 3Rs follows. As previously announced, the company is exiting this business on January 1, 2018.

Net Amounts Accrued for the 3Rs (in millions) Assets (liabilities)	Balances related to prior plan years at 3/31/17	Balances related to 2017 plan year at 3/31/17	Total Balances at 3/31/17	Total Balances at 12/31/16
Reinsurance recoverables	$207	$—	$207	$260
Net risk adjustment settlement	196	(9)	187	196
Net risk corridor settlement (f)	—	—	—	—
Total 3Rs Accrued, net	$403	($9)	$394	$456

Benefits payable

•	During 1Q17, the company simplified its methodology for calculating days in claims payable (DCP) in order to enhance transparency for investors, now calculating DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements, adjusting solely for reserve strengthening for the company’s non-strategic closed block of long-term care insurance business and its impact on future policy benefits expense, such as that from the fourth quarter of 2016.

The company’s prior methodology (presented this quarter for comparative purposes) excluded multiple items from the DCP calculation including (1) the impact of the Medicare stand-alone Prescription Drug Plan (PDP) and military services businesses, (2) reinsurance expense related to the Individual Commercial business and long-duration products, (3) the PDR related to the 2016 ACA-compliant Individual Commercial policies, and (4) future policy benefits expense associated with reserve strengthening for the company’s non-strategic closed block of long-term care insurance business.

The company’s new methodology results in a lower level of DCP versus the sector at large and is likely due to the company’s concentration of business in Medicare Advantage and stand-alone PDP offerings, including utilization patterns of prescriptions among the senior population, and the speed of processing associated with Humana Medicare medical and pharmacy claims.

Under the company’s updated methodology, DCP of 37.8 at March 31, 2017, declined 1.4 days from 39.2 at December 31, 2016 and declined 3.0 days from 40.8 at March 31, 2016. The year-over-year and sequential declines primarily resulted from the loss of members in the company’s Individual Commercial business.

Using the company’s previous methodology, DCP at March 31, 2017 was 40.5, a decline of 0.1 days from 40.6 at December 31, 2016 and a decline of 2.5 days from 43.0 at March 31, 2016. A rollforward of DCP under both methodologies is included in the statistical pages to this earnings press release.

Debt-to-total capitalization

•	Debt-to-total capitalization at March 31, 2017 was 33.9 percent, up 620 basis points from 27.7 percent at December 31, 2016, primarily reflecting higher debt balances associated with the company’s recent debt issuance. During 1Q17, the company closed on a public offering of $1.00 billion in senior notes, with the intent of using the net proceeds for general corporate purposes. These notes are comprised of $600 million of the company’s 3.950 percent senior notes due March 15, 2027 at 99.877 percent of the principal amount and $400 million of the company’s 4.800 percent senior notes due March 15, 2047 at 99.905 percent of the principal amount. The company’s long-term target debt-to-total capitalization range of 30 to 35 percent is expected to allow the company to maintain its investment grade credit rating while providing significant financial flexibility.

Operating cash flows

Net cash from operating activities	1Q17	1Q16
(in millions)
GAAP	$4,205	$502
Timing of premium payment from CMS (g)	(3,073)	—
Adjusted (non-GAAP)	$1,132	$502

•	GAAP cash flows provided by operations of $4.21 billion in 1Q17 compared favorably to cash flows provided by operations of $502 million in 1Q16 primarily due to the early receipt of the April 2017 Medicare premium remittance of $3.07 billion in March 2017 because the scheduled payment date of April 1, 2017 fell on a weekend. Cash flows from operations were additionally favorably impacted by the receipt of the merger termination fee, net of related expenses, and higher earnings, partially offset by working capital changes. Adjusted cash flows provided by operations for 1Q17 of $1.13 billion were $630 million, or 125 percent, higher than 1Q16 due to the same items driving the GAAP increase, excluding the impact of the timing of the premium payment from CMS.

Share repurchases

•	In February 2017, Humana’s Board of Directors approved a $2.25 billion share repurchase authorization with an expiration date of December 31, 2017 and the company subsequently entered into an agreement with a third party financial institution to effect a $1.50 billion accelerated stock repurchase program under the authorization. The actual number of shares repurchased under the agreement will be determined based on a volume-weighted average price of the company’s common stock during the purchase period. Settlement of approximately $300 million of repurchases under the accelerated stock repurchase program remains pending, and the company expects final settlement by the end of the third quarter of 2017.

•	The company executed share repurchases of approximately 5,833,700 shares, at an average price of $205.70 per share under the accelerated repurchase program in 1Q17. Due to the then-pending merger agreement, the company did not repurchase any shares in 1Q16. As of May 2, 2017, approximately $1.05 billion of the current repurchase authorization was remaining, including the $300 million held back as part of the accelerated share repurchase program described above.

Cash dividends

•	The company paid cash dividends to its stockholders of $47 million in 1Q17 and in 1Q16.

•	In April 2017, the company’s Board of Directors declared a cash dividend to stockholders of $0.40 per share, payable on July 31, 2017, to stockholders of record on June 30, 2017.

Humana’s Retail Segment

This segment consists of Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide Medicaid, dual eligible, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with the Centers for Medicare and Medicaid Services to administer the Limited Income Newly Eligible Transition prescription drug plan program.

Retail segment revenues:

•	The 1Q17 revenues for the Retail segment were $11.43 billion, an increase of $531 million, or 5 percent, from $10.90 billion in 1Q16 primarily reflecting higher revenues associated with the company’s Medicare Advantage business resulting from increased membership, as well as increased per-member premiums for the individual Medicare Advantage and state-based contract businesses.

Retail segment enrollment:

•	Individual Medicare Advantage membership was 2,839,700 as of March 31, 2017, a net increase of 32,500, or 1 percent, from 2,807,200 at March 31, 2016, and up 2,100, from 2,837,600 as of December 31, 2016. Current membership levels primarily reflect higher market and product exits. The company decided certain markets and/or products were not meeting long-term strategic and financial objectives. Additionally, membership growth was muted due to competitive actions including the uncertainty associated with the then-pending transaction.

•	Group Medicare Advantage membership was 431,100 as of March 31, 2017, an increase of 81,900, or 23 percent, from 349,200 at March 31, 2016, and up 75,700, or 21 percent, from 355,400 at December 31, 2016, primarily due to the addition of a large account in January 2017.

•	Membership in the company’s stand-alone PDP offerings was 5,199,400 as of March 31, 2017, an increase of 365,300, or 8 percent, from 4,834,100 at March 31, 2016, and up 248,000, or 5 percent, from 4,951,400 as of December 31, 2016. These increases primarily resulted from growth in the company’s low-price Humana-Walmart plan offering.

•	State-based contracts membership (including dual-eligible demonstration members) was 380,400 as of March 31, 2017, a decrease of 8,000, or 2 percent, from 388,400 at March 31, 2016, and down 7,700, or 2 percent, from 388,100 at December 31, 2016. The decreases were primarily driven by lower membership associated with the company’s Florida contracts resulting from network realignments.

Retail segment benefits expense:

•	The 1Q17 benefit ratio for the Retail segment of 88.1 percent decreased 50 basis points from 88.6 percent in 1Q16 primarily due to planned exits from certain Medicare Advantage markets that carried a higher benefit ratio than other markets and the seasonal impact of leap day in 1Q16 versus none in 1Q17. These improvements were partially offset by expected lower Prior Period Development, margin compression associated with the competitive environment in the group Medicare Advantage business, and the impact of the suspension of the health insurance industry fee in 2017 which was contemplated in the pricing and benefit design of the company’s products.

•	The Retail segment Prior Period Development of $204 million in 1Q17 compared to favorable development of $218 million in 1Q16. This decrease primarily related to the expected unfavorable year-over-year comparisons for the company’s Medicare business. Prior Period Development decreased the Retail segment benefit ratio by 180 basis points in 1Q17 and by 200 basis points in 1Q16.

Retail segment operating costs:

•	The Retail segment’s operating cost ratio of 8.4 percent in 1Q17 decreased 150 basis points from 9.9 percent in 1Q16. The ratio decreased year over year due to the suspension of the health insurance industry fee in 2017. Excluding the impact of the health insurance industry fee, the ratio was essentially unchanged year-over-year.

•	The non-deductible health insurance industry fee increased the Retail segment’s GAAP operating cost ratio by approximately 170 basis points in 1Q16.

Retail segment pretax results:

Retail Segment pretax income	1Q17 (a)	1Q16 (b)
in millions
GAAP	$370	$141
Amortization associated with identifiable intangibles	6	6
Adjusted (non-GAAP)	$376	$147

•	The Retail segment’s GAAP pretax income of $370 million in 1Q17 increased $229 million, or 162 percent, to a GAAP pretax income for the segment of $141 million in 1Q16, primarily due to lower benefit and operating cost ratios year-over-year.

Adjusted pretax income for the Retail segment of $376 million in 1Q17 increased $229 million, or 156 percent, from $147 million in 1Q16 reflecting the same factors impacting the GAAP comparison, while excluding the impact of the amortization associated with identifiable intangibles detailed in the Retail segment pretax income table above.

Humana’s Group and Specialty Segment

This segment consists of employer group fully-insured commercial medical products and specialty health insurance benefits marketed to individuals and groups, including dental, vision, and other supplemental health and voluntary insurance benefits. In addition, the segment also includes the company’s administrative services only products and its military services businesses, primarily the TRICARE South Region contract.

Group and Specialty segment revenues:

•	The 1Q17 revenues for the Group and Specialty segment were $1.88 billion, up $28 million, or 2 percent, from $1.85 billion in 1Q16, primarily reflecting an increase in group fully-insured commercial medical per-member premiums, partially offset by declines in average group fully-insured and ASO commercial medical membership.

Group and Specialty segment enrollment:

•	Group fully-insured commercial medical membership was 1,119,400 at March 31, 2017, a decrease of 17,000, or 1 percent, from 1,136,400 at March 31, 2016, and down 16,600, or 1 percent, from 1,136,000 at December 31, 2016. The year-over-year change is reflective of lower membership in small group accounts, due in part to certain small group accounts moving from fully-insured to ASO products. The portion of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 65 percent at March 31, 2017 and December 31, 2016 versus 66 percent at March 31, 2016.

•	Group ASO commercial medical membership was 447,000 at March 31, 2017, a decline of 132,400, or 23 percent, from 579,400 at March 31, 2016, and down 126,200, or 22 percent, from 573,200 at December 31, 2016. The year-over-year decline primarily reflects the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment, partially offset by certain small group accounts moving from fully-insured to ASO products.

•	Military services membership was 3,082,800 at March 31, 2017, an increase of 6,000, or less than 1 percent, from 3,076,800 at March 31, 2016, but down 1,300 versus 3,084,100 at December 31, 2016.

•	Membership in specialty products (h) was 6,921,800 at March 31, 2017, a decline of 123,300, or 2 percent, from 7,045,100 at March 31, 2016, and down 39,400, or 1 percent, from 6,961,200 at December 31, 2016. The year-over-year decrease primarily resulted from the loss of certain group fully-insured commercial medical and ASO accounts that also had specialty coverage.

Group and Specialty segment benefits expense:

•	The 1Q17 benefit ratio for the Group and Specialty segment was 75.6 percent, an increase of 200 basis points from 73.6 percent for 1Q16. The year-over-year increase in the benefit ratio primarily reflects lower Prior Period Development, the impact of the suspension of the health insurance industry fee in 2017 which was contemplated in the pricing of the company’s products, and an increased proportion of small group members in community rated plans that carry a higher benefit ratio.

•	The Group and Specialty segment Prior Period Development was $20 million in 1Q17 and $41 million in 1Q16. Prior Period Development lowered the segment benefit ratio by 120 basis points in 1Q17 and by 250 basis points in 1Q16.

Group and Specialty segment operating costs:

•	The Group and Specialty segment’s operating cost ratio was 21.4 percent in 1Q17, a decrease of 210 basis points from 23.5 percent in 1Q16, primarily due to suspension of the health insurance industry fee in 2017 and operating cost efficiencies.

•	The non-deductible health insurance industry fee negatively impacted the Group and Specialty segment’s operating cost ratio by approximately 150 basis points in 1Q16.

Group and Specialty segment pretax results:

Group and Specialty segment pretax income	1Q17 (a)	1Q16 (b)
In millions
GAAP	$171	$172
Amortization associated with identifiable intangibles	1	2
Adjusted (non-GAAP)	$172	$174

•	The Group and Specialty segment’s GAAP pretax income of $171 million in 1Q17 compared to GAAP pretax income of $172 million in 1Q16, as an increase in the segment’s benefit ratio was largely offset by the improvement in the segment’s operating cost ratio.

The Adjusted pretax income for the Group and Specialty segment of $172 million in 1Q17 decreased $2 million, or 1 percent, from $174 million of Adjusted pretax income in 1Q16 reflecting the same factors impacting the quarterly GAAP comparison, while excluding the impact of amortization associated with identifiable intangibles.

Humana’s Healthcare Services Segment

This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, and clinical programs, such as home health and other services and capabilities to promote wellness and advance population health.

Services offered by this segment are designed to enhance members’ healthcare experience with Humana overall. These services may lead to lower utilization associated with improved member health and/or lower drug costs.

Healthcare Services segment revenues:

•	Revenue of $5.96 billion in 1Q17 for the Healthcare Services segment decreased $272 million, or 4 percent, from $6.23 billion in 1Q16, primarily due to the company’s pharmacy solutions business as well as the impact of the optimization process associated with the company’s chronic condition management programs discussed below. The company’s pharmacy solutions business revenues were impacted by improvements in net pharmacy costs driven by the company’s pharmacy benefit manager and an increase in the generic dispensing rate. These items were partially offset by higher year-over-year script volume from growth in the company’s Medicare Advantage and stand-alone PDP membership. The company’s generic dispensing rate improved to 91.1% during 1Q17 compared to 90.1% during 1Q16. The higher generic dispensing rate reduced revenues (and operating costs) for the company’s pharmacy solutions business as generic drugs are generally priced lower than branded drugs.

Healthcare Services segment operating costs:

•	The Healthcare Services segment’s operating cost ratio of 95.5 percent in 1Q17 was unchanged compared to the 1Q16 ratio.

Healthcare Services segment operating statistics:

•	Primary care providers in value-based (shared risk and path to risk) relationships of 51,300 at March 31, 2017 increased 7 percent from 47,800 at March 31, 2016 and increased 2 percent from 50,400 at December 31, 2016. At March 31, 2017, 64 percent of the company’s individual Medicare Advantage members were in value-based relationships compared to 61 percent at March 31, 2016 and 64 percent at December 31, 2016.

•	Medicare Advantage and dual demonstration program membership enrolled in a Humana chronic condition management program rose to 1,035,300 at March 31, 2017, up 11 percent from 931,500 at March 31, 2016 but declined 6 percent from 1,099,200 at December 31, 2016. The company has undergone an optimization process that ensures the appropriate level of member interaction with clinicians to drive quality outcomes leading to reduced segment earnings but higher returns on investment.

•	Pharmacy script volume of 107 million for 1Q17 increased 2 percent compared to 104 million for 1Q16, primarily driven by higher Medicare membership, but decreased 2 percent compared to 109 million for the fourth quarter of 2016, reflecting normal seasonality.

Healthcare Services segment pretax results:

Healthcare Services segment pretax income	1Q17 (a)	1Q16 (b)
(in millions)
GAAP	$244	$252
Amortization associated with identifiable intangibles	11	12
Adjusted (non-GAAP)	$255	$264

•	Healthcare Services segment GAAP pretax income of $244 million in 1Q17 decreased slightly by $8 million, or 3 percent, from GAAP pretax income of $252 million in 1Q16 reflecting the impact of the optimization process associated with the company’s chronic condition management programs discussed above. The reduction in pharmacy revenues, also discussed above, was offset by a similar reduction in operating costs associated with the pharmacy solutions business.

Adjusted pretax income for the Healthcare Services segment of $255 million was down $9 million, or 3 percent, compared to $264 million in 1Q16 reflecting the same factors impacting the quarterly GAAP comparison, while excluding the impact of amortization associated with identifiable intangibles.

Humana’s Individual Commercial Segment

This segment consists of Individual Commercial products marketed under the HumanaOne brand. For 2017, the company offers on-exchange products as well as certain grandfathered policies issued prior to the enactment of the Health Care Reform Law. Off-exchange products were also offered in 2016. As announced in 2017, the company plans to exit this business in 2018.

Individual Commercial segment enrollment:

•	Individual Commercial membership of 201,000 as of March 31, 2017, was down 674,700, or 77 percent, from 875,700 at March 31, 2016, and down 453,800, or 69 percent, from 654,800 at December 31, 2016. The decreases primarily reflected the decline in number of counties where the company offers on-exchange coverage, as well as the discontinuance of offering off-exchange products.

Individual Commercial segment benefits expense:

•	The 1Q17 benefit ratio for the Individual Commercial segment was 55.1 percent, a significant decrease from 81.6 percent for 1Q16. The year-over-year decrease primarily resulted from planned exits from certain markets that carried a higher benefit ratio than other markets, per-member premium increases, and the effect of the FY16 PDR recognized in the fourth quarter of 2015.

Individual Commercial segment operating costs:

•	The Individual Commercial segment’s operating cost ratio was 21.9 percent in 1Q17, an increase of 300 basis points from 18.9 percent in 1Q16, primarily due to reduced leverage from market exits in 2017 partially offset by the suspension of the health insurance industry fee in 2017.

Individual Commercial segment pretax results:

•	The Individual Commercial segment’s pretax income of $63 million in 1Q17 compared to a pretax loss of $12 million in 1Q16, an increase of $75 million, reflecting the exit of certain markets in 2017, per-member premium increases, and the effect of the FY16 PDR recognized in the fourth quarter of 2015.

Conference Call

Humana will host a conference call at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.

All parties interested in the audio only portion of the company’s 1Q17 earnings conference call are invited to dial 888-625-7430. No password is required. The audio-only webcast of the 1Q17 earnings call may be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.

For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available approximately two hours following the live event until midnight eastern time on July 3, 2017 and can be accessed by dialing 855-859-2056 and providing the conference ID #89800684.

Footnotes

(a)	1Q17 Adjusted results exclude the following:

•	Net gain from the termination of the merger agreement of approximately $947 million pretax, or $4.26 per diluted common share; includes the net break-up fee and transaction costs net of the tax benefit associated with certain expenses which were previously non-deductible; GAAP measures affected in this release include consolidated pretax income and EPS.

•	Amortization expense for identifiable intangibles of approximately $18 million pretax, or $0.08 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	The one-year beneficial effect of a lower effective tax rate of approximately $0.52 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact. GAAP measures affected in this release include consolidated EPS.

•	Guaranty fund assessment expense of approximately $54 million pretax, or $0.23 per diluted common share, to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company); GAAP measures affected in this release include consolidated pretax income, EPS, and consolidated operating costs ratio. Under state guaranty assessment laws, the company may be assessed (up to prescribed limits) for certain obligations to the policyholders and claimants of insolvent insurance companies that write the same line or lines of business as the company. On March 1, 2017, a court ordered the liquidation of Penn Treaty which triggered assessments from the state guaranty associations.

•	Operating earnings of approximately $63 million pretax, or $0.27 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

(b)	1Q16 Adjusted results (recast) excludes the following:

•	Transaction and integration costs of $34 million pretax, or $0.21 per diluted common share, associated with the then-pending merger agreement; GAAP measures affected in this release include consolidated pretax income and EPS.

•	Amortization expense for identifiable intangibles of approximately $21 million, or $0.09 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	Operating losses of $12 million pretax, or $0.09 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

(c)	FY17 Adjusted EPS projections exclude the following:

•	Net gain from the termination of the merger agreement of approximately $947 million pretax, or $4.36 per diluted common share; includes the net break-up fee and transaction costs net of the tax benefit associated with certain expenses which were previously non-deductible.

•	Amortization expense for identifiable intangibles of approximately $71 million pretax, or $0.31 per diluted common share.

•	The one-year beneficial effect of a lower effective tax rate of approximately $2.15 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact.

•	Guaranty fund assessment expense of approximately $54 million pretax, or $0.24 per diluted common share, to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company).

•	Operating losses of approximately $35 million pretax, or $0.15 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018, as previously disclosed.

(d)	FY16 Adjusted EPS (recast) excludes the following:

•	Transaction and integration costs of $104 million pretax, or $0.64 per diluted common share, associated with the then-pending merger agreement.

•	Amortization expense for identifiable intangibles of approximately $77 million pretax, or $0.32 per diluted common share.

•	Pretax expenses of $505 million, or $2.11 per diluted common share, of reserve strengthening related to the company’s non-strategic closed block of long-term care insurance business. See related footnote (e).

•	Operating losses of $869 million pretax, or $3.78 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018, as previously disclosed. Includes the write-off of receivables associated with the risk corridor premium stabilization program. See related footnote (f).

(e)	As noted above, in addition to previously-disclosed adjustments, EPS for FY16 included a strengthening of reserves for the company’s non-strategic closed block of long-term care business. In connection with its acquisition of KMG America in 2007, the company acquired a non-strategic closed block of long-term care insurance policies. These policies were sold between 1995 and 2005, of which approximately 30,800 remained in force as of December 31, 2016. During the fourth quarter of 2016, the company recorded a reserve strengthening for this closed block of policies as it determined the present value of future premiums, together with its existing reserves were not adequate to provide for future policy benefits. This adjustment primarily was driven by emerging experience indicating longer claims duration, a prolonged lower interest rate environment and an increase in policyholder life expectancies.

(f)	On November 10, 2016, the U.S. Court of Federal Claims ruled in favor of the government in one of a series of cases filed by insurers against the Department of Health and Human Services (HHS) to collect risk corridor payments, rejecting all of the insurer’s statutory, contract and Constitutional claims for payment. Prior to this decision, the company had maintained the receivable in previous periods in reliance upon the interpretation previously promulgated by HHS that the risk corridor receivables were obligations of the U.S. government. Given this court decision, however, the company’s conclusion with respect to the ultimate collectability of the receivable shifted, and accounting rules required that the receivable be written off. Land of Lincoln Mutual Health Insurance Company v. United States; United States Court of Federal Claims No. 16-744C.

(g)	Generally, when the first day of a month falls on a weekend or holiday, with the exception of January 1 (New Year’s Day), the company receives its monthly Medicare premium payment from CMS on the last business day of the previous month. On a GAAP basis, this can result in certain quarterly cash flows from operations including more or less than three monthly payments. Consequently, when this occurs, the company reports Adjusted cash flows from operations to reflect three payments in each quarter to match the related expenses.

(h)	The company provides a full range of insured specialty products including dental, vision, other supplemental health, financial protection, and voluntary insurance benefits marketed to individual and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	The merger agreement with Aetna Inc. has affected and may in the future, materially and adversely affect the company’s results of operations, due to continuing liability for transaction costs, diverted management attention to transaction and integration planning efforts, customer uncertainty over when or if the merger would be completed, certain restrictions on the conduct of Humana’s business prior to termination of the merger agreement, and other uncertainties that have impaired Humana’s ability to retain, recruit and motivate key personnel.

•	If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves the company may establish, including premium deficiency reserves, may be insufficient. In addition, there can be no guarantees that operational measures Humana may take will successfully mitigate any negative effects of Star quality ratings for the 2018 bonus year, or that Humana will not experience a decline in membership growth for 2017 or 2018 as a result of the Company’s 2018 bonus year Star ratings.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives, state-based contract strategy, and its participation in the new health insurance exchanges, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government) and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

•	The Healthcare Reform Law, including The Patient Protection and Affordable Care Act and The Healthcare and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows. Additionally, potential legislative changes, including activities to repeal or replace, in whole or in part, the Health Care Reform Law, creates uncertainty for Humana’s business, and when, or in what form, such legislative changes may occur cannot be predicted with certainty.

•	Humana’s continued participation in the federal and state health insurance exchanges, which entail uncertainties associated with mix, volume of business and the operation of premium stabilization programs that are subject to federal administrative action, could adversely affect the company’s results of operations, financial position and cash flows.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2016;

•	Form 8-Ks filed during 2017.

About Humana

Humana Inc., headquartered in Louisville, Ky., is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. The company’s strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases

•	Calendar of events

•	Corporate Governance information

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2017 Projections As of May 3, 2017		Comments
Diluted earnings per common share (EPS)	GAAP	At least $16.91	• See footnote (c) for detail of non-GAAP adjustments
	Adjustments	($5.81)
	Non-GAAP	At least $11.10

Total revenues	Consolidated	$53.5 Billion to $54.5 Billion

Retail segment

•     Consolidated and segment-level revenue projections include expected investment income

•     Segment-level revenues include amounts that eliminate in consolidation

•     Consolidated revenues include ~$900 million in revenues associated with the Individual Commercial business (ACA compliant and non-ACA compliant combined)

•     Healthcare Services segment revenues include the impact of the continued optimization of the company’s Humana At Home business, which is proceeding slightly ahead of previous expectations. Additionally, the company is experiencing lower than previously expected pharmacy volumes.

•     The $200 million increase in the Healthcare Services segment revenue projection associated with the segment realignment is eliminated in consolidation

	Prior projection	$45.75 Billion to $46.25 Billion
	Segment realignment	($1.10 Billion)
	Current projection	$44.65 Billion to $45.15 Billion

Group and Specialty segment
	Prior projection	$7.00 Billion to $7.50 Billion
	Segment realignment	$200 Million
	Current projection	$7.20 Billion to $7.70 Billion
Healthcare Services segment
	Prior projection	$25.50 billion to $26.00 Billion
	Segment realignment	$200 Million
	Operating performance	($1.00 Billion)
	Current projection	$24.70 Billion to $25.20 Billion

Change in year- end medical membership from prior year end

•     Individual Medicare Advantage: Up 15,000 to

      25,000

•     Group Medicare Advantage: Up 80,000 to

      90,000

•     Medicare stand-alone PDP: Up 320,000 to

      340,000

•     Group commercial fully- insured: Down 10,000

      to 20,000

• Individual Medicare Advantage includes loss of ~50k members associated with plan exits in 1Q17

Benefit ratios	Retail segment		• Ratio calculation: benefits expense as a percent of premium revenues • No material impact anticipated from non-GAAP adjustments
	Prior projection	86.0% to 86.5%
	Segment realignment	35 bps
	Operating performance	(10 bps)
	Current projection	86.25% to 86.75%
Group and Specialty segment
	Prior projection	80.5% to 81.5%
	Segment realignment	(75 bps)
	Current projection	79.75% to 80.75%

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2017 Projections As of May 3, 2017		Comments
Consolidated operating cost ratio	11.25% to 11.75%

•     Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income

•     Merger termination fee and related costs, net presented separately from operating costs; therefore, not included in the ratio

•     GAAP range includes the impact of approximately 30 bps related to Individual Commercial segment and guaranty fund assessment expense to support the policyholder obligations of Penn Treaty

Pretax results	Retail segment
	Prior projection	$1.75 Billion to $1.80 Billion

•     No material impact anticipated from non-GAAP adjustments on segment-level results for the Retail, Group and Specialty, or Healthcare Services segments

•     The company continues to expect Individual Commercial segment pretax losses of ~$45 million

	Segment realignment	($20 Million)
	Operating performance	$50 Million
	Current projection	$1.78 Billion to $1.83 Billion
Group and Specialty segment
	Prior projection	$265 million to $285 Million
	Segment realignment	$35 Million
	Current projection	$300 million to $320 Million

Healthcare Services segment
	Prior projection	$1.00 Billion to $1.10 Billion
	Segment realignment	$30 Million
	Current projection	$1.03 Billion to $1.13 Billion
Effective tax rate
	GAAP	36% to 37%	• See footnote (c) for detail of non-GAAP adjustments
	Adjustments	~11.0%
	Non-GAAP	47% to 48%

Weighted average share count for diluted EPS	145 million to 146 million		• Includes impact of projected share repurchases

Cash flows from operations	$2.8 billion to $3.2 billion		• Includes impact of transaction break-up fee, net of tax

Capital expenditures	$550 million to $600 million

Humana Inc.

Statistical Schedules

And

Supplementary Information

1Q17 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

1Q17 Earnings Release

Contents

Consolidated Financial Statements
1. Consolidated Statements of Income (S-3)
2. Consolidated Balance Sheets (S-4)
3. Consolidated Statements of Cash Flows (S-5)
Operating Results Detail
4. Consolidating Statements of Income - Quarter (S-6 - S-7)
5. Ending Membership Detail (S-8)
6. Premiums and Services Revenue Detail (S-9)
7. Healthcare Services Segment Metrics (S-10 - S-11)
Balance Sheet Detail
8. Benefits Payable Detail and Statistics (S-12 - S-14)
Footnotes (S-15)

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Three Months Ended March 31,		Dollar	Percentage
	2017	2016	Change	Change
Revenues:
Premiums	$13,398	$13,440	$(42)	-0.3%
Services	253	260	(7)	-2.7%
Investment income	111	100	11	11.0%

Total revenues	13,762	13,800	(38)	-0.3%

Operating expenses:
Benefits	11,326	11,397	(71)	-0.6%
Operating costs	1,553	1,734	(181)	-10.4%
Merger termination fee and related costs, net	(947)	34	(981)	-2885.3%
Depreciation and amortization	92	88	4	4.5%

Total operating expenses	12,024	13,253	(1,229)	-9.3%

Income from operations	1,738	547	1,191	217.7%
Interest expense	49	47	2	4.3%

Income before income taxes	1,689	500	1,189	237.8%
Provision for income taxes	574	246	328	133.3%

Net income	$1,115	$254	$861	339.0%

Basic earnings per common share	$7.54	$1.70	$5.84	343.5%
Diluted earnings per common share	$7.49	$1.68	$5.81	345.8%
Shares used in computing basic earnings per common share (000’s)	147,824	149,161
Shares used in computing diluted earnings per common share (000’s)	148,872	150,896

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	March 31,	December 31,	YTD Change
	2017	2016	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$8,425	$3,877
Investment securities	8,205	7,595
Receivables, net	1,838	1,280
Other current assets	3,849	3,438

Total current assets	22,317	16,190	$6,127	37.8%
Property and equipment, net	1,525	1,505
Long-term investment securities	2,424	2,203
Goodwill	3,279	3,272
Other long-term assets	2,167	2,226

Total assets	$31,712	$25,396	$6,316	24.9%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$4,761	$4,563
Trade accounts payable and accrued expenses	4,675	2,467
Book overdraft	178	212
Unearned revenues	3,420	280
Short-term borrowings	470	300

Total current liabilities	13,504	7,822	$5,682	72.6%
Long-term debt	4,780	3,792
Future policy benefits payable	2,827	2,834
Other long-term liabilities	367	263

Total liabilities	21,478	14,711	$6,767	46.0%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,565,891 issued at March 31, 2017	33	33
Capital in excess of par value	2,246	2,562
Retained earnings	12,509	11,454
Accumulated other comprehensive loss	(58)	(66)
Treasury stock, at cost, 54,250,966 shares at March 31, 2017	(4,496)	(3,298)

Total stockholders’ equity	10,234	10,685	$(451)	-4.2%

Total liabilities and stockholders’ equity	$31,712	$25,396	$6,316	24.9%

Debt-to-total capitalization ratio	33.9%	27.7%
Return on Invested Capital (ROIC) based on Net Operating Profit After Tax (NOPAT) - trailing 12 months	10.6%	5.0%

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Three Months Ended March 31,		Dollar	Percentage
	2017	2016	Change	Change
Cash flows from operating activities
Net income	$1,115	$254
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	100	94
Other intangible amortization	18	21
Net realized capital gains	(26)	(20)
Stock-based compensation	26	23
Provision for deferred income taxes	29	15
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(558)	(576)
Other assets	(415)	(685)
Benefits payable	198	138
Other liabilities	542	1,210
Unearned revenues	3,140	(4)
Other, net	36	32

Net cash provided by operating activities	4,205	502	$3,703	737.6%

Cash flows from investing activities
Acquisitions, net of cash acquired	(7)	—
Purchases of property and equipment	(122)	(125)
Purchases of investment securities	(1,876)	(1,430)
Maturities of investment securities	284	213
Proceeds from sales of investment securities	795	914

Net cash used in investing activities	(926)	(428)	($498)	-116.4%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	1,730	318
Proceeds from issuance of senior notes, net	991	—
Proceeds from issuance of commercial paper, net	169	—
Change in book overdraft	(34)	(44)
Common stock repurchases	(1,574)	(71)
Dividends paid	(47)	(47)
Proceeds from stock option exercises and other	34	—

Net cash provided by financing activities	1,269	156	$1,113	713.5%

Increase in cash and cash equivalents	4,548	230
Cash and cash equivalents at beginning of period	3,877	2,571

Cash and cash equivalents at end of period	$8,425	$2,801

Humana Inc.

Consolidating Statements of Income - 1Q17

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$8,376	$—	$—	$—	$—	$—	$8,376
Group Medicare Advantage	1,318	—	—	—	—	—	1,318
Medicare stand-alone PDP	941	—	—	—	—	—	941

Total Medicare	10,635	—	—	—	—	—	10,635

Fully-insured	118	1,378	—	283	—	—	1,779
Specialty	—	322	—	—	—	—	322
Medicaid and other (A)	653	—	—	—	9	—	662

Total premiums	11,406	1,700	—	283	9	—	13,398

Services revenue:
Provider	—	—	70	—	—	—	70
ASO and other (B)	2	161	—	—	2	—	165
Pharmacy	—	—	18	—	—	—	18

Total services revenue	2	161	88	—	2	—	253

Total revenues - external customers	11,408	1,861	88	283	11	—	13,651

Intersegment revenues
Services	—	5	4,310	—	—	(4,315)	—
Products	—	—	1,552	—	—	(1,552)	—

Total intersegment revenues	—	5	5,862	—	—	(5,867)	—

Investment income	25	11	8	1	21	45	111

Total revenues	11,433	1,877	5,958	284	32	(5,822)	13,762

Operating expenses:
Benefits	10,051	1,286	—	156	29	(196)	11,326
Operating costs	954	399	5,680	62	4	(5,546)	1,553
Merger termination fee and related costs, net	—	—	—	—	—	(947)	(947)
Depreciation and amortization	58	21	34	3	—	(24)	92

Total operating expenses	11,063	1,706	5,714	221	33	(6,713)	12,024

Income (loss) from operations	370	171	244	63	(1)	891	1,738
Interest expense	—	—	—	—	—	49	49

Income (loss) before income taxes	$370	$171	$244	$63	$(1)	$842	$1,689

Benefit ratio	88.1%	75.6%		55.1%			84.5%
Operating cost ratio	8.4%	21.4%	95.5%	21.9%			11.4%

Humana Inc.

Consolidating Statements of Income - 1Q16 (Recast) (C)

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$8,027	$—	$—	$—	$—	$—	$8,027
Group Medicare Advantage	1,077	—	—	—	—	—	1,077
Medicare stand-alone PDP	1,039	—	—	—	—	—	1,039

Total Medicare	10,143	—	—	—	—	—	10,143

Fully-insured	104	1,337	—	893	—	—	2,334
Specialty	—	318	—	—	—	—	318
Medicaid and other (A)	630	5	—	—	10	—	645

Total premiums	10,877	1,660	—	893	10	—	13,440

Services revenue:
Provider	—	—	71	—	—	—	71
ASO and other (B)	1	177	1	—	3	—	182
Pharmacy	—	—	7	—	—	—	7

Total services revenue	1	177	79	—	3	—	260

Total revenues - external customers	10,878	1,837	79	893	13	—	13,700

Intersegment revenues
Services	—	6	4,784	—	—	(4,790)	—
Products	—	—	1,360	—	—	(1,360)	—

Total intersegment revenues	—	6	6,144	—	—	(6,150)	—

Investment income	24	6	7	2	15	46	100

Total revenues	10,902	1,849	6,230	895	28	(6,104)	13,800

Operating expenses:
Benefits	9,633	1,222	—	729	25	(212)	11,397
Operating costs	1,082	434	5,942	169	4	(5,897)	1,734
Merger termination fee and related costs, net	—	—	—	—	—	34	34
Depreciation and amortization	46	21	36	9	—	(24)	88

Total operating expenses	10,761	1,677	5,978	907	29	(6,099)	13,253

Income (loss) from operations	141	172	252	(12)	(1)	(5)	547
Interest expense	—	—	—	—	—	47	47

Income (loss) before income taxes	$141	$172	$252	$(12)	$(1)	$(52)	$500

Benefit ratio	88.6%	73.6%		81.6%			84.8%
Operating cost ratio	9.9%	23.5%	95.5%	18.9%			12.7%

Humana Inc.

Ending Membership Detail

In thousands

			(Recast) March 31, 2016 (C)	Year-over-Year Change		(Recast) December 31, 2016 (C)	Sequential Change
	March 31, 2017	Average 1Q17		Amount	Percent		Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	2,839.7	2,843.5	2,807.2	32.5	1.2%	2,837.6	2.1	0.1%
Group Medicare Advantage	431.1	430.7	349.2	81.9	23.5%	355.4	75.7	21.3%
Medicare stand-alone PDPs	5,199.4	5,175.6	4,834.1	365.3	7.6%	4,951.4	248.0	5.0%

Total Medicare	8,470.2	8,449.8	7,990.5	479.7	6.0%	8,144.4	325.8	4.0%

State-based contracts (D)	380.4	382.7	388.4	(8.0)	-2.1%	388.1	(7.7)	-2.0%
Medicare Supplement	231.4	231.1	209.8	21.6	10.3%	218.8	12.6	5.8%

Total Retail	9,082.0	9,063.6	8,588.7	493.3	5.7%	8,751.3	330.7	3.8%

Group and Specialty
Fully-insured commercial medical	1,119.4	1,127.7	1,136.4	(17.0)	-1.5%	1,136.0	(16.6)	-1.5%
ASO commercial	447.0	448.4	579.4	(132.4)	-22.9%	573.2	(126.2)	-22.0%
Military services	3,082.8	3,079.5	3,076.8	6.0	0.2%	3,084.1	(1.3)	0.0%

Total Group and Specialty	4,649.2	4,655.6	4,792.6	(143.4)	-3.0%	4,793.3	(144.1)	-3.0%

Individual commercial	201.0	203.9	875.7	(674.7)	-77.0%	654.8	(453.8)	-69.3%
Other Businesses
Long-term care	30.6	30.7	32.2	(1.6)	-5.0%	30.8	(0.2)	-0.6%

Total Other Businesses	30.6	30.7	32.2	(1.6)	-5.0%	30.8	(0.2)	-0.6%

Total Medical Membership	13,962.8	13,953.8	14,289.2	(326.4)	-2.3%	14,230.2	(267.4)	-1.9%

Specialty Membership (included in Group and Specialty segment):
Dental - fully-insured	2,941.5	2,941.7	2,981.4	(39.9)	-1.3%	2,952.4	(10.9)	-0.4%
Dental - ASO	687.8	688.9	703.6	(15.8)	-2.2%	702.0	(14.2)	-2.0%
Vision	2,119.7	2,121.4	2,129.7	(10.0)	-0.5%	2,136.0	(16.3)	-0.8%
Other supplemental benefits (E)	1,172.8	1,180.0	1,230.4	(57.6)	-4.7%	1,170.8	2.0	0.2%

Total Specialty Membership	6,921.8	6,932.0	7,045.1	(123.3)	-1.8%	6,961.2	(39.4)	-0.6%

	March 31, 2017	Member Mix March 31, 2017	March 31, 2016	Member Mix March 31, 2016
Individual Medicare Advantage Membership
HMO	1,623.3	57.2%	1,603.4	57.1%
PPO	1,216.4	42.8%	1,203.8	42.9%

Total Individual Medicare Advantage	2,839.7	100.0%	2,807.2	100.0%

Individual Medicare Advantage Membership
Shared Risk (F)	916.0	32.3%	863.2	30.8%
Path to Risk (G)	911.6	32.1%	851.9	30.3%

Total Value-based	1,827.6	64.4%	1,715.1	61.1%
Other	1,012.1	35.6%	1,092.1	38.9%

Total Individual Medicare Advantage	2,839.7	100.0%	2,807.2	100.0%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	Three Months Ended March 31,		Dollar Change	Percentage Change	Per Member per Month (I) Three Months Ended March 31,
	2017	2016 (C) (Recast)			2017	2016
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$8,376	$8,027	$349	4.3%	$982	$953
Group Medicare Advantage	1,318	1,077	241	22.4%	1,020	1,031
Medicare stand-alone PDPs	941	1,039	(98)	-9.4%	61	72
State-based contracts (D)	653	630	23	3.7%	569	545
Medicare Supplement	118	104	14	13.5%	170	165
Other services	2	1	1	100.0%

Total Retail	11,408	10,878	530	4.9%

Group and Specailty
Fully-insured commercial medical	1,378	1,337	41	3.1%	407	391
Specialty	322	318	4	1.3%	17	17
Commercial ASO & other services (B)	54	66	(12)	-18.2%
Military services (H)	112	122	(10)	-8.2%

Total Group and Specialty	1,866	1,843	23	1.2%

Healthcare Services
Pharmacy solutions	5,159	5,414	(255)	-4.7%
Provider services	438	438	—	0.0%
Clinical programs	353	371	(18)	-4.9%

Total Healthcare Services	5,950	6,223	(273)	-4.4%

Individual Commercial	283	893	(610)	-68.3%	463	344

Humana Inc.

Healthcare Services Segment Metrics

	Quarter Ended	Quarter Ended			Quarter Ended
	March 31, 2017	March 31, 2016	Difference		December 31, 2016	Difference
Primary Care Providers:
Shared Risk (F)
Owned / JV	1,700	1,800	(100)	-5.6%	1,600	100	6.3%
Contracted	15,100	15,500	(400)	-2.6%	15,700	(600)	-3.8%
Path to Risk (G)	34,500	30,500	4,000	13.1%	33,100	1,400	4.2%

Total Value-based	51,300	47,800	3,500	7.3%	50,400	900	1.8%

Care Management Statistics:
Members in enrolled in a Humana chronic condition management program (J)	1,035,300	931,500	103,800	11.1%	1,099,200	(63,900)	-5.8%
Number of high-risk discharges enrolled in a post-discharge care management program (K)	72,900	67,900	5,000	7.4%	66,100	6,800	10.3%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Quarter Ended March 31, 2017	Quarter Ended March 31, 2016	Year-over-Year Difference		Quarter Ended December 31, 2016	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	91.4%	90.5%	0.9%		91.3%	0.1%
Group and Specialty	86.4%	84.4%	2.0%		85.2%	1.2%
Individual Commercial	90.4%	89.6%	0.8%		87.5%	2.9%
Mail-Order Penetration
Retail	29.2%	28.6%	0.6%		30.0%	-0.8%
Group and Specialty	7.2%	7.7%	-0.5%		7.4%	-0.2%
Individual Commercial	4.1%	3.5%	0.6%		4.0%	0.1%

				Percentage			Percentage
			Difference	Change		Difference	Change
Script volume (L)	107,000	104,400	2,600	2.5%	109,300	(2,300)	-2.1%

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	March 31, 2017	March 31, 2016	December 31, 2016
Detail of benefits payable
IBNR (M)	$3,397	$3,623	$3,422
Reported Claims in Process (N)	588	730	654
Premium Deficiency Reserve (O)	—	189	—
Other Benefits Payable (P)	776	572	487

Total Benefits Payable	$4,761	$5,114	$4,563

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016	Year Ended December 31, 2016
Year-to-date changes in benefits payable, excluding military services
Balances at January 1	$4,563	$4,976	$4,976
Less: Premium Deficiency Reserve	—	(176)	(176)
Less: Reinsurance recoverables (Q)	(76)	(85)	(85)

Balances at January 1, net	4,487	4,715	4,715
Incurred related to:
Current year	11,580	11,751	45,318
Prior years (R)	(231)	(340)	(582)

Total incurred	11,349	11,411	44,736

Paid related to:
Current year	(7,695)	(7,692)	(40,852)
Prior years	(3,451)	(3,576)	(4,112)

Total paid	(11,146)	(11,268)	(44,964)

Premium Deficiency Reserve	—	189	—
Reinsurance recoverables (Q)	71	67	76

Balances at end of period	$4,761	$5,114	$4,563

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016	Year Ended December 31, 2016
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$11,349	$11,411	$44,736
Military services benefit expense	—	3	8
Premium Deficiency Reserve	—	13	(176)
Future policy benefit expense (S)	(23)	(30)	439

Consolidated Benefit Expense	$11,326	$11,397	$45,007

Humana Inc.

Benefits Payable Statistics (Continued) (T)

UPDATED METHODOLOGY EFFECTIVE 1Q17

Days in Claims Payable

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
3/31/2016	40.8	1.8	4.6%
6/30/2016	41.6	2.9	7.5%
9/30/2016	42.6	1.0	2.4%
12/31/2016	39.2	(2.0)	-4.9%
3/31/2017	37.8	(3.0)	-7.4%

Change in Days in Claims Payable (U)

	1Q 2017	1Q 2016	4Q 2016	Last Twelve Months
DCP - beginning of period	39.2	41.2	42.6	40.8
Components of change in DCP:
Provider accruals (V)	0.8	0.3	(0.6)	0.8
Medical fee-for-service, excluding Individual Commercial (W)	(0.2)	(0.9)	(1.2)	(0.1)
Individual Commercial including Premium Deficiency Reserve (X)	(2.0)	(0.8)	(1.7)	(3.4)
Pharmacy (Y)	0.1	0.4	—	—
Processed claims inventory (Z)	0.1	0.8	0.2	(0.4)
Other (AA)	(0.2)	(0.2)	(0.1)	0.1

DCP - end of period	37.8	40.8	39.2	37.8

Total change from beginning of period	(1.4)	(0.4)	(3.4)	(3.0)

Humana Inc.

Benefits Payable Statistics (Continued) (T)

METHODOLOGY PRIOR TO 1Q17

Days in Claims Payable

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
3/31/2016	43.0	0.2	0.5%
6/30/2016	42.6	1.5	3.6%
9/30/2016	42.9	(0.5)	-1.2%
12/31/2016	40.6	(1.0)	-2.4%

3/31/2017	40.5	(2.5)	-5.8%

Change in Days in Claims Payable (U)

	1Q 2017	1Q 2016	4Q 2016	Last Twelve Months
DCP - beginning of period	40.6	41.6	42.9	43.0
Components of change in DCP:
Unprocessed claims inventories	(0.4)	0.4	(0.1)	(0.7)
Processed claims inventories	(0.2)	1.0	0.2	(0.9)
Provider surplus accruals and related settlements	0.7	0.6	(0.4)	0.8
All other	(0.2)	(0.6)	(2.0)	(1.7)

DCP - end of period	40.5	43.0	40.6	40.5

Total change from beginning of period	(0.1)	1.4	(2.3)	(2.5)

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

1Q17 Earnings Release

(A)	The Medicaid and other category includes premiums associated with the company’s Medicaid and military services businesses as well as the closed block of long-term care insurance policies.
(B)	The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including Military services unless separately disclosed.
(C)	On January 1, 2017, the company realigned certain of its businesses among its financial reporting segments to correspond with internal management reporting changes and renamed its Group segment the Group and Specialty segment. The company’s reportable segments are Retail, Group and Specialty, Healthcare Services, and Individual Commercial.
(D)	Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.
(E)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(F)	In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(G)	A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(H)	The majority of military services revenues are generally not contracted on a per-member basis under the current TRICARE South Region contract.
(I)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(J)	Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Stay Healthy, Humana At Home Remote Monitoring, or an Advance Illness Support program.
(K)	Reflects discharges enrolled in Humana’s 30-day care management services, which supports members after they are discharged home from a hospital or other facility. The program is aimed at individuals at high-risk for re-hospitalization. Care managers visit and call members at home to ensure they have and understand correct prescriptions, their doctors are informed about members changed status, and that members are either self-managing adequately or are referred to appropriate ongoing services.
(L)	Script volume is presented on an adjusted 30-day equivalent basis.
(M)	IBNR represents an estimate of benefits expense payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in a lower IBNR). IBNR includes unprocessed claims inventories.
(N)	Reported claims in process represents the estimated valuation of processed claims that are in the post-claim adjudication process, which consists of administrative functions such as audit and check batching and handling, as well as amounts owed to the company’s pharmacy benefit administrator, which fluctuate due to bi-weekly payments and the month-end cutoff.
(O)	Premium deficiency reserve recorded related to certain of the company’s 2016 Affordable Care Act (ACA) compliant individual commercial policies. The amount included in benefits payable represents the unamortized portion of that reserve.
(P)	Other benefits payable primarily include amounts owed to providers under capitated and risk sharing arrangements.
(Q)	Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(R)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(S)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet. Amounts reflect the release of reserves for future policy benefits as individual medical members transitioned to plans compliant with the ACA.
(T)	A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). During 1Q17, the company simplified its methodology for calculating DCP in order to enhance transparency for investors, now calculating DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements, adjusting solely for future policy benefits expense associated with reserve strengthening for the company’s non-strategic block of long-term care insurance business.
(U)	DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.
(V)	Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.
(W)	Represents paid and incurred medical and specialty claims for non-pharmacy fully-insured products and excludes the impact of the Individual Commercial segment.
(X)	Represents Individual Commercial paid and incurred medical claims (on-exchange, off-exchange, and legacy), as well as the impact of any premium deficiency reserves related to this block of business.
(Y)	Represents pharmacy claims expense including payments to the company’s pharmacy benefits manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.
(Z)	Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.
(AA)	Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.